Pricing Supplement Dated March 31, 1999           Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and      File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: March 31, 1999 Original Issue Date: April 20, 1999 Principal Amount: $49,800,000 Net Proceeds to Issuer: $19,255,000
Issue Price: 38.66%            Agent's Capacity:
Selling Agent's                x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 6.45% per annum    Interest Payment Dates: At
Maturity Date: April 14, 2014       Maturity
__________________________________________________________________
Form:      x   Book Entry
               Certificated

Redemption:
          x    The Notes cannot be redeemed prior to maturity
               The Notes may be redeemed prior to maturity

      Initial Redemption Date: N/A

      Initial Redemption Percentage: N/A

      Annual Redemption Percentage Reduction: N/A

Repayment:

            x     The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:  N/A

      Optional Repayment Price:  N/A

Discount Note:    Yes       x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Donaldson, Lufkin & Jenrette Securities Corp. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be re-sold at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $19,255,000.

             Donaldson, Lufkin & Jenrette Securities Corp.